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                                                                     Exhibit 3.1


        FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   MCMS, INC.

                                    ARTICLE I

       The name of the corporation is MCMS, Inc. (hereinafter called the
                                "Corporation").

                                   ARTICLE II

         The address of the Corporation's registered office in the state of Delaware is Corporation Service Company, 2711 Centreville Road, Wilmington (New Castle County), Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         At the Effective Time, this Article IV shall amend and restate Article IV of the Original Charter. Until the Effective Time, Article IV of the Original Charter shall continue in full force and effect.

         Section 1.        Authorized Shares.

         The total number of shares of capital stock which the Corporation has authority to issue is shares, consisting of:

                  (A) shares of Preferred Stock, par value $0.01 per share ("Preferred -------------------- Stock");

                  (B)---------- shares of Class A Common Stock, par value $0.01 per share ("Class A ------------------ Common Stock"); and

                  (C)----- shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock" and , together with Class A Common Stock, "Common Stock")

         The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

         Section 2.        Preferred Stock.

         The Preferred Stock may be issued from time to time and in one or more series. The

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board of directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law. The 12 1/2 % Series B Senior Exchangeable Preferred Stock shall continue to have the rights, preferences and limitations set forth in the Original Charter until such time as it may be redeemed or otherwise retired.

          Section 3. Common Stock.

                  A. General. Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article IV.

                  B. Dividends. Except as otherwise provided by the Delaware General Business Corporation Law or these Second Amended and Restated Certificate of Incorporation (the "Restated Certificate"), the holders of Common
Stock: (i) subject to the rights of holders of any series of Preferred Stock, shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the board of directors pursuant to authority expressly vested in it by the provisions of
Section 2 of this Article IV.

                  C. Conversion Rights.

                     (i) Shares of Class A Common Stock held by a Substantial Shareholder, a Regulated Shareholder or any of their affiliates may be converted, at the option of the holder thereof at any time, into an equal number of fully paid and non-assessable shares of Class B Common Stock. The Corporation shall at all times take such action as is necessary to assure that an adequate number of shares of Class B Common Stock is available and reserved for issuance upon conversion of all outstanding shares of Class A Common Stock. The Corporation will not take any action with respect to any series or class of its capital stock if subsequent to such action the provisions of the preceding sentence could not be complied with.

                     (ii) Notwithstanding anything in these Restated Certificate to the contrary, if at any time, any holder of capital stock of the Corporation or group (within the meaning of Section 13(d)(3) of the 1934 Act) including such holder would hold more than 49 percent of the aggregate voting power of the capital stock of the Corporation then outstanding, all shares of voting capital stock with voting power greater than 49 percent held by such holder shall,


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immediately prior to such time, automatically convert into shares of the
Corporation's non-voting capital stock. In addition, if at any time, a Regulated Shareholder together with any affiliates thereof collectively would hold more than 4.9 percent of the aggregate voting power of any class of voting capital stock of the Corporation then outstanding, all shares of voting capital stock with voting power greater than 4.9 percent of such class held by such Regulated Shareholder together with any affiliates thereof shall, immediately prior to such time, automatically convert into shares of the Corporation's non-voting capital stock of such class or series, as the case may be.

                     (iii) Subject to and upon compliance with the provisions of this section, each holder of Class B Common Stock shall be entitled at any time and from time to time in such holder's sole discretion and at such holder's option, to convert any or all of the shares of Class B Common Stock held by such shareholder into the same number of shares of Class A Common Stock; provided, however, that no holder of Class B Common Stock shall be entitled to convert shares of Class B Common Stock into Class A Common Stock, if and to the extent that after giving effect to such conversion, such holder (together with other persons within the same "group" (within the meaning of Section 13(d)(3) of the 1934 Act)) holds shares of capital stock of the Corporation representing more than 49% of the voting power of the then outstanding capital stock of the Corporation; and provided, further, that, Class B Common Stock that is Restricted Stock may not be converted into Class A Common Stock, if and to the extent that immediately prior thereto, or as a result of such conversion, with respect to such Restricted Stock, the Regulated Shareholder who owns or has owned such Restricted Stock, reasonably determines that the issuance of shares of Class A Common Stock upon the conversion of such Restricted Stock would result in a Regulatory Problem for such Regulated Shareholder.

                     (iv) Each conversion of shares of one class of Common Stock of the Corporation into shares of another class of Common Stock of the Corporation shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Common Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such shareholder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the other class of Common Stock (the "Converted Shares"). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. The Corporation shall promptly notify each Regulated Shareholder of its receipt of such notice. Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering shareholder's instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting shareholder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing the shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted; provided, however, that if such conversion is subject to Section 3(D)(i) of this
Article IV, the Corporation shall not issue such certificate or certificates until the expiration of the Deferral Period referred to therein. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the


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date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such shareholder shall cease (except that, in the case of a conversion subject to Section 3(D)(i) of this Article IV, the conversion shall be deemed to be effective upon the expiration of the Deferral Period referred to therein) and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the shareholder or shareholders of record of the Converted Shares. Upon issuance of shares in accordance with this Section 3(C)(iv) of this Article IV, such Converted Shares shall be duly authorized, validly issued, fully paid and non-assessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance). This Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock. Notwithstanding the foregoing, in the event such Regulated Shareholder or any affiliate thereof collectively holds more than an amount equal to 4.9 percent of the aggregate amount of voting capital stock of the Corporation then outstanding, all shares of voting capital stock greater than 4.9 percent shall automatically convert into shares of the Corporation's non-voting Class B Common Stock, as the case may be.

                   D. Restrictions on Redemptions, Etc.

                   (i) The Corporation shall not redeem, purchase, acquire or take any other action affecting outstanding shares of Common Stock if, after giving effect to such redemption, purchase, acquisition or other action, a Regulated Shareholder (other than any such shareholder which requested that the Corporation take such action, or which otherwise waives in writing its rights under this paragraph (i) of this section) would own more than 4.9 percent of the voting power of any class of voting capital stock of the Corporation then outstanding (determined by assuming such Regulated Shareholder (but no other shareholder) has exercised, converted or exchanged all of its options, warrants and other convertible or exchangeable securities) unless the Corporation gives written notice (the "Deferral Notice") of such action to each Regulated Shareholder. The Corporation will defer making any such conversion, redemption, purchase or other acquisition, or taking any such other action for a period of twenty (20) days (the "Deferral Period") after the receipt of the Deferral Notice by each Regulated Shareholder in order to allow each Regulated Shareholder to determine whether it wishes to convert or take any other action with respect to the Common Stock it owns, controls or has the power to vote. Upon complying with the procedures hereinabove set forth in this paragraph (i), the Corporation may so convert or directly or indirectly redeem, purchase or otherwise acquire any shares of Common Stock or any other class of capital stock of the Corporation or take any other action affecting the voting rights of such shares.


                   (ii) The Corporation shall not redeem, purchase, acquire or take any other action affecting outstanding shares of Common Stock if, after giving effect to such redemption, purchase, acquisition or other action, a Regulated Shareholder would own more than 24.9 percent of the total equity of the Corporation or more than 24.9 percent of the total value of all


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capital stock of the Corporation (determined by assuming such Regulated
Shareholder (but no other shareholder) has exercised, converted or exchanged all of its options, warrants and other convertible or exchangeable securities).

                   E. Stock Splits; Adjustment.

         If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Class A Common Stock, or the Class B Common Stock, then the outstanding shares of each other class of Common Stock shall be subdivided or combined, as the case may be, to the same extent, shares and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

         In case of any reorganization, reclassification or change of shares of the Class A Common Stock or the Class B Common Stock (other than a change in par value or from par to not par value or as a result of subdivision or combination), or in the case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of Class A Common Stock or Class B Common Stock), each holder of Class A Common Stock or Class B Common Stock shall receive the same type, kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger, with respect to each share of Class A Common Stock or Class B Common Stock held; provided, however, that each Regulated Shareholder shall receive non-voting capital stock or cash at the discretion of the Corporation in lieu of and to the extent that any such asset distribution would cause a Regulatory Problem, with respect to such Regulated Shareholder. In the event of such reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the Certificate of Incorporation or other operative document of the resulting or surviving corporation or otherwise which shall entitle holders of such other shares of stock and other securities and property deliverable to holders of Class A Common Stock or Class B Common Stock to the conversion rights of the Class A Common Stock or Class B Common Stock, as near as reasonably practicable.

                  F.       No Change.

         The issuance of certificates for shares of any class of Common Stock (upon conversion of shares of any other class of Common Stock or otherwise) shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted.

                  G. Cumulative Voting. The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of directors.

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                  H. Voting Rights. Except as otherwise provided by the Business
Corporation Law or the Restated Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the shareholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the shareholders of the Corporation. Notwithstanding the foregoing, the holders of Class B Common Stock shall have no right to vote except as set forth in this section and as otherwise expressly required by law. In the event a right to vote expressly required by law arises, each holder of Class B Common Stock (i) shall be entitled to vote, together as a single class with the holders of the Class A Common Stock, (ii) shall be entitled to one vote for each share of Class A Common Stock that would be issuable to such holder upon the conversion of all of the shares of Class B Common Stock held by such holder on the record date for determination of shareholders entitled to vote and
(iii) shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation.

                  I. Registration or Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

                  J. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

                  K. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any shareholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

                   L. Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all



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holders of Common Stock are required to accept.

                   M. Reclassification of Existing Common Stock and Forward Stock Split.

                      (i) Reclassification. At the Effective Time, each share of capital stock of the Corporation then outstanding shall, without any action by the holder thereof, convert and be reclassified as follows (the
"Reclassification"):

                 (a)     each outstanding share of Class A
                         Common Stock shall continue as one
                         share of Class A Common Stock;

                 (b)     each outstanding share of Class B
                         Common Stock shall continue as one
                         share of Class B Common Stock;

                 (c)     each outstanding share of Class C
                         Common Stock shall be reclassified
                         into one share of Class A Common
                         Stock;

                 (d)     each outstanding share of Series A
                         Convertible Preferred Stock shall be
                         reclassified into one share of Class
                         A Common Stock;

                 (e)     each outstanding share of Series B
                         Convertible Preferred Stock shall be
                         reclassified into one share of Class
                         B Common Stock; and

                 (f)     each outstanding share of Series C
                         Convertible Preferred Stock shall be
                         reclassified into one share of Class
                         C Common Stock.

                  Prior to the effectiveness of the Reclassification, the Existing Stock shall continue to have the rights, preferences and limitations set forth in the Original Charter.

                           (ii) Forward Stock Split. Immediately following the
Reclassification, each share of Common Stock outstanding at such time (after giving effect to the Reclassification) shall be, without further action by the Corporation or any of the holders thereof, changed and converted into shares of Common Stock (the "Stock Split"). Each certificate then outstanding representing shares of Common Stock (including those certificates that represent shares of Common Stock as a result of the Reclassification) shall automatically represent from and after the Effective Time that number of shares of Common Stock equal to the number of shares shown on the face of the certificate multiplied by .

                           (iii) Fractional Shares. Notwithstanding the
foregoing, in the event that the Reclassification and Stock Split would result in any holder of shares of Common Stock holding a share of Common Stock that is not an integral multiple of one, the effect of the Reclassification and Stock Split shall be such that the number of such holder's shares of Common Stock issued as a result of the Reclassification and Stock Split with fractions of 0.50



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and greater will be rounded up to the next higher integral multiple of one and fractions less than 0.50 being rounded down to the next lower integral multiple of one. No consideration will be paid in lieu of fractions that are rounded down.

                           (iv) As soon as possible after the Reclassification
and Stock Split, the Corporation shall deliver to its shareholders a certificate or certificates representing the number of shares of Common Stock issuable by reason of the Reclassification and Stock Split in such name or names and such denomination or denominations as each shareholder has specified.

                           (v) The issuance of certificates for shares of Common
Stock after the Reclassification and Stock Split, shall be made without charge to the holders of such Existing Common Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with the Reclassification and Stock Split. Immediately after the Reclassification and Stock Split, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock, issuable with respect to the Reclassification and Stock Split shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

                           (vi) The Corporation shall not close its books
against the transfer of the Existing Common Stock or of Common Stock issued or issuable upon the Reclassification and Stock Split in any manner which interferes with the timely conversion of the Existing Common Stock. The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                           (vii) All shares of Common Stock which are so
issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the existing Common Stock.

                                    ARTICLE V

                   The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

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                                   ARTICLE VI

         Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article VI, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Seven shall be a contract right and, subject to Sections 2 and 5 of this Article VI, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article VI or advance of expenses under Section 5 of this Article VI shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Seven is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VI shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the


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Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         Section 3. Nonexclusivity of Article VI. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VI.

         Section 5. Expenses. Expenses incurred by any person described in
Section 1 of this Article VI in defending a proceeding shall be paid by the Corporation in advance of such proceeding's final disposition, unless otherwise determined by the Board of Directors in the specific case after consultation with legal counsel, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article VI and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

         Section 7. Contract Rights. The provisions of this Article VI shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such

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capacity at any time while this Article VI and the relevant provisions of the
General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article VI or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

         Section 8. Merger or Consolidation. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                                  ARTICLE VII

                  The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

                                  ARTICLE VIII

         Section 1. Classification of Directors. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders; of Class II, one year thereafter; and of Class III, two years thereafter; and at each annual election held after such classification and election, directors shall be chosen for a full three year term to succeed those whose terms expire. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

         Section 2. Vacancies. Vacancies occurring on the Board of Directors for any reason may only be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.


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                                   ARTICLE IX

         The stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.

                                    ARTICLE X

         Section 1. Required Vote for Certain Business Combinations. In addition to any affirmative vote required by law or by this Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this
Article X:

                  (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as herein defined) or (ii) any other corporation or entity (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defied) of any Interested Stockholder; or

                  (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more; or

                  (C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

                  (D) the adoption of any plan or proposal for the liquidation, dissolution or winding up of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                  (E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require, subject to Section 2 of this Article X, the affirmative vote of the holders of at least 95% of the voting power of the then outstanding Voting Stock (as hereinafter defined), voting

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together as a single class at a duly constituted meeting of stockholders called expressly for such purpose. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

         Section 2. Definition of "Business Combination." The term "Business Combination" as used in this Article XI shall mean any transaction which is referred to in any one or more of clauses (A) through (E) of Section 1 of
Article X.

         Section 3. Conditions to be Satisfied. The provisions of Section 1 of this Article X shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provisions of this Restated Certificate of Incorporation, if all of the conditions specified in any of the following Paragraphs (A), (B) or (C) are met:

                  (A) The Business Combination shall have been approved by the affirmative vote of 70% of the Continuing Directors then in office.

                  (B) All of the following conditions shall have been met:

                           (i) aggregate amount of the cash and the Fair Market
                  Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                                    (a) (if applicable) the highest per share
                           price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to and including the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                                    (b) the Fair Market Value per share of
                           Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article XI as the "Determination Date"), whichever is higher.

                                    (c) The aggregate amount of the cash and the
                           Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this Paragraph B(i) (c) shall be required

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                           to be met with respect to every other class of
                           outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                                    (d) (if applicable) the highest per share
                           price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to and including the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                                    (e) (if applicable) the highest preferential
                           amount per share which the holders of shares of such class of Voting Stock are entitled to receive from the corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

                                    (f) the Fair Market Value per share of such
                           class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                           (ii) The consideration to be received by holders of a
                  particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such a class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by such Interested Stockholder.

                           (iii) After such Interested Stockholder has become an
                  Interested Stockholder and prior to the consummation of such Business Combination: (a) there shall have been (1) no failure to declare and pay at regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of Preferred Stock, except as approved by the affirmative vote of a majority of the Continuing Directors;
                  (2) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of the majority of the Continuing Directors; and (3) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; the beneficial owner of any additional

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
                  shares of Voting Stock except as part
                  of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                           (iv) After such Interested Stockholder has become an
                  Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise, unless such transaction shall have been approved or ratified by the affirmative vote of a majority of the Continuing Directors after such person shall have become an Interested Stockholder.

                           (v) A proxy or information statement describing the
                  proposed Business Combination and complying with the requirements of the 1934 Act and the rules and regulations thereunder (or any subsequent provisions replacing such 1934 Act, rules and regulations) shall be mailed to public stockholders of the Corporation at least 20 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such 1934 Act, rules or regulations or subsequent provisions thereof).

         (C) Upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

         Section 4. Powers of the Board of Directors. A majority of the directors of the Corporation, unless there is an Interested Stockholder, in which case a majority of the Continuing Directors then in office, shall have the power to determine for the purposes of this Article X, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Stockholder, (ii) the number or percentage of shares of Voting Stock or other equity securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of, or is affiliated or associated with, another person, (iv) whether the assets of which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more, (v) whether the requirements of Section 3 of this Article X have been met with respect to any Business Combination, and (vi) any other matters of interpretation arising under this Article X. The good faith determination by the affirmative vote of 70% of the directors or, if there is an Interested

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Stockholder, by the affirmative vote of a majority of the Continuing Directors then in office, on such matters shall be conclusive and binding for all purposes of this Article X.

         Section 5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article X shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                                   ARTICLE XI

         Section 1.        Definitions.

         "Effective Time" means the time immediately prior to the effectiveness of the Registration Statement.

         "Original Charter" means the Certificate Incorporation of the Corporation in effect immediately prior to the filing of the Restated Certificate.

         "Registration Statement" means the Corporation's Registration Statement on Form S-1 (Registration No. 333- ).

         For the purpose of Article X:

                  (a) A "person" shall mean an individual, a Group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, a business trust, a government or political subdivision, any unincorporated organization, or any other association or entity.

                  (b) "Interested Stockholder" shall mean any person who or which:

                      (i) is the beneficial owner, directly or indirectly, of
                  15% or more of the voting power of the then outstanding shares of Voting Stock; or

                      (ii) is an Affiliate of the Corporation and at any time
                  within the two-year period immediately prior to and including the date in question was the beneficial owner, directly or indirectly, of 15% or more of the voting power of the then outstanding shares of Voting Stock; or

                      (iii) is an assignee of or has otherwise succeeded to the
                  beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to and including the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 (or any

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
                  subsequent provisions replacing such Act or the rules and regulations promulgated thereunder) and such Assignment or succession was not approved by a majority of the Continuing Directors; provided, however, that the term "Interested Stockholder" shall not include (1) the Corporation; (2) any Subsidiary of the Corporation; (3) any person, directly or indirectly, owning of the record or beneficially 100% of the issued and outstanding capital stock of the Corporation (other than directors' qualifying shares, if any); (4) any employee benefit plan or compensation arrangement of the Corporation or any Subsidiary of the Corporation; (5) any person holding shares of Voting Stock organized, appointed or established by the Corporation or any Subsidiary for or pursuant to the terms of any such employee benefit plan or compensation arrangement; or (6) any Grandfathered Person unless such Grandfathered Person becomes, after the closing of the initial public offering of shares of Common Stock of the Corporation, the beneficial owner of more than the Grandfathered Percentage of the Voting Stock then outstanding.

Notwithstanding the foregoing, no person shall become an "Interested Stockholder" as the result of an acquisition of Voting Stock by the Corporation which, by reducing the number of shares outstanding, increase the proportionate number of shares beneficially owned by such person to 15% (or, if applicable, the Grandfathered Percentage with respect to such person) or more of the voting power of the then outstanding shares of Voting Stock; provided, however, that if a person shall become the beneficial owner of 15% (or, if applicable, the Grandfathered Percentage with respect to such person) or more of the voting power of the then outstanding shares of Voting Stock by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the beneficial owner of any additional shares of Voting Stock of the Corporation (other than any shares of Voting Stock issued to such person as a result of a stock dividend, stock split, reclassification, recapitalization, or other similar transaction involving the issuance of shares of Voting Stock on a pro rata basis to all holders of Voting Stock), then such person shall be deemed to be an "Interested Stockholder" if immediately thereafter the voting power of the shares of Voting Stock beneficially owned by such person equals or exceeds 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage with respect to such person) or more of the voting power of all of the shares of Voting Stock then outstanding.

                  (c) A person shall be deemed the "beneficial owner" of, and shall be deemed to beneficially own, any Voting Stock:

                           (i) which such person or any of such person's Affiliates or Associates, directly or indirectly beneficially owns (as determined pursuant to Rule 13d-3 of the Rules and Regulations promulgated by the Securities and Exchange Commission under the 1934
         Act);

                           (ii) which such person or any of its Affiliates or Associates, directly or indirectly, has or shares with respect to the Voting Stock (1) the right to acquire, or direct

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         the acquisition of such voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the "beneficial owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (2) the right to vote, or to direct the voting of, such Voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (provided that a person shall not be deemed to be the beneficial owner of any securities if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Rules and Regulations promulgated under the 1934 Act and is not also then reportable by such person on Schedule 13D under the 1934 Act (or any comparable or successor report)), or (3) the right to dispose of, or to direct the disposition of, such Voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities); or

                           (iii) which is beneficially owned, directly or indirectly, by any other person (or any Affiliate or Associate thereof) with which such person or any of such person's Affiliates or Associates has any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in Clause 3(ii)(2) above) or disposing of any shares of Voting Stock;

provided, however, that (1) no person engaged in business as an underwriter of securities shall be deemed the beneficial owner of any securities acquired through such person's participation as an underwriter in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition and (2) no person who is a director or an officer of the Corporation shall be deemed, solely as a result of his or her position as director or officer of the Corporation, the beneficial owner of any securities of the Corporation that are beneficially owned by any other director or officer of the Corporation.

                  (d) Notwithstanding anything in the definition of beneficial owner to the contrary, the phrase "then outstanding," when used with reference to a person's beneficial ownership of securities of the Corporation, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such person would be deemed to own beneficially hereunder.

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                  (e) "Affiliate" and "Associate" shall have the respective
meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the 1934 Act (or any subsequent provisions replacing the 1934 Act or the rules and regulations promulgated thereunder); provided, however, that no person who is a director or officer of the Corporation shall be deemed an Affiliate or an Associate of any other director or officer of the Corporation solely as a result of his or her position as a director or officer of the Corporation.

                  (f) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph (b) of this Section D, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                  (g) "Continuing Director" means (i) any member of the Board of Directors of the Corporation who is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and (ii) any person who subsequently becomes a member of the Corporation's Board of Directors who is not an Associate or Affiliate of an Interested Stockholder and is recommended or approved by the affirmative vote of a majority of the Continuing Directors.

                  (h) "Fair Market Value" means:

                       (i) in the case of stock, the highest closing sale price
             during the 30-day period immediately prior to and including the date in question of a share of such stock on the principal United States securities exchange registered under the 1934 Act (or any subsequent provisions replacing such Act or the rules and regulations promulgated thereunder) on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately prior to and including the date in question on the National Association of Securities Dealers Automated Quotation System or any comparable system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the affirmative vote of a majority of the Continuing Directors of the Board of Directors in good faith; and

                      (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by an affirmative vote of a majority of the Continuing Directors of the Board of Directors in good faith.

                  (i) "Group Acting in Concert" shall mean persons seeking to combine or pool their voting or other interests in the securities of the Corporation for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether

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written, oral or otherwise, or any "group of persons" as defined under Section
13(d) of the 1934 Act (or any subsequent provisions replacing the 1934 Act or the rules and regulations promulgated thereunder). When persons act together for any such purpose, their group is deemed to have acquired their stock.

                  (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (i) and (ii) of Section 3 of this Article X shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                  (k) "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled, at the time, to vote generally in the election of directors.

                  (l) "Grandfathered Percentage" shall mean, with respect to any Grandfathered Person, the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns as of the close of business on the date of the closing of the initial public offering of shares of Common Stock of the Corporation plus an additional five (5) percentage points; provided, however, than in the event the underwriters exercise their over-allotment option in connection with the initial public offering of shares of Common Stock, the Grandfathered Percentage shall, from and after the closing of such over-allotment option, mean, with respect to any Grandfathered Person, the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns as of the close of business on the date of the closing of the over-allotment option plus an additional five (5) percentage points; and provided, further, that, in the event any Grandfathered Person shall sell, transfer, or otherwise dispose of any outstanding shares of Voting Stock after the close of business on the date of the closing of the initial public offering of the Corporation's Common Stock, the Grandfathered Percentage shall, subsequent to such sale, transfer or disposition, mean, with respect to such Grandfathered Person, the lesser of (1) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, or disposition or (2) the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns immediately following such sale, transfer or disposition plus an additional five (5) percentage points.

                  (m) "Grandfathered Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is, as of the close of business on the date of the closing of the initial public offering of shares of Common Stock of the Corporation, the beneficial owner of 15% or more of the voting power of the then outstanding Voting Stock at such time. Any Grandfathered Person who becomes, after the close of business on the date of the initial public offering of shares of Common Stock of the Corporation, the beneficial owner of less than 15% of the voting power of the then outstanding shares of Voting Stock shall cease to be a Grandfathered Person.

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                  (n) The term "voting power" shall mean, with respect to each outstanding share of capital stock of the Corporation, the number of votes which a holder of such share shall be entitled, at the time, to vote generally in the election of directors.

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